Exhibit 99.1

Pitney Bowes Announces Second Quarter 2016 Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--August 2, 2016--Pitney Bowes Inc. (NYSE:PBI), a global technology company that provides products and solutions that power commerce, today reported financial results for the second quarter 2016.

Quarterly Financial Results:

  Revenue of $836 million, a decline of 5 percent; a decline of 4 percent when adjusted for both the impact of currency and market exits.
  Revenue comparison to prior year unfavorably impacted by an estimated 2 percentage points as a result of the cutover period for the new enterprise business platform.
  GAAP EPS of $0.28; Adjusted EPS of $0.39
  GAAP cash from operations of $95 million; free cash flow of $86 million
  Repurchased 3.5 million shares of common stock.
  Updating annual revenue, adjusted EPS and free cash flow guidance.

"The second quarter was a critical period for Pitney Bowes, the progress of our strategic initiatives, and the long-term success of our Company," said Marc B. Lautenbach, President and CEO, Pitney Bowes. "During the quarter, we deployed our new enterprise business platform in the U.S., which is already delivering operational benefits across the Company; launched our Commerce Cloud, which unlocks new value for the small and medium business market and our clients; and signed agreements with several systems integrators to sell our software solutions and other products. Going forward, we remain optimistic about our ability to deliver sustained value for our shareholders, clients and employees in the second half and beyond.”

Second Quarter 2016 Results

Revenue totaled $836 million for the quarter, which was a decline of 5 percent. Revenue declined 4 percent versus the prior year when adjusted for both the impact of currency and the impact from the previously exited direct operations (market exits) in Mexico, South Africa and five markets in Asia. The revenue comparison to prior year was unfavorably impacted by an estimated $15 million to $20 million, or 2 percentage points, due to the temporary business impacts of the cutover to the new enterprise business platform in the U.S.

Digital Commerce Solutions revenue grew 11 percent on a reported basis and 12 percent on a constant currency basis. Revenue benefited from growth in Global Ecommerce, while revenue declined in Software Solutions.

Enterprise Business Solutions revenue was flat. Revenue grew 1 percent compared to the prior year when adjusted for the impacts of currency and market exits. Revenue benefited from continued growth in Presort Services.

Small and Medium Business (SMB) Solutions revenue declined 8 percent. Revenue declined 7 percent when adjusted for the impacts of currency and market exits. Within SMB, North America Mailing’s revenue comparison to prior year was unfavorably impacted by an estimated $15 million to $20 million, or 5 percentage points, due to the temporary business impacts of the cutover to the new enterprise business platform in the U.S. This impact resulted principally from lost daily sales activity and productivity during the cutover period.

Generally Accepted Accounting Principles earnings per diluted share (GAAP EPS) were $0.28, which included $0.09 per share for restructuring and asset impairment charges and $0.01 loss for discontinued operations.

Adjusted earnings per diluted share from continuing operations (Adjusted EPS) were $0.39. The Company uses Adjusted EPS to measure profitability and performance.

Earnings per share comparisons to prior year were unfavorably impacted by $0.02 per share for higher ERP related expenses; $0.02 per share for the absence of Imagitas earnings and an estimated $0.03 related to the new enterprise business platform cutover.

The Company’s earnings per share results for the quarter are summarized in the table below:

	Second Quarter*
	2016	2015
Adjusted EPS	$0.39	$0.45
Other income – gain on sale of Imagitas	-	0.44
Other expense	-	(0.05)
SG&A – compensation expense	-	(0.04)
Restructuring and asset impairments	(0.09)	(0.04)
Discontinued operations – (loss)	(0.01)	-
GAAP EPS	$0.28	$0.75
* The sum of the earnings per share may not equal the totals above due to rounding.

GAAP Cash from Operations and Free Cash Flow Results

GAAP cash from operations during the quarter was $95 million while free cash flow was $86 million. Free cash flow was slightly favorable to prior year as favorable working capital and lower capital expenditures were partly offset by lower net income.

During the quarter, the Company used cash for: $35 million in dividends to its common shareholders; $66 million for share repurchases and $12 million for restructuring payments. The Company also received $18 million of cash from investing activities related to the sale of a building in Troy, New York.

Business Segment Reporting

The Company’s business segment reporting reflects the clients served in each market and the way it manages these segments for growth and profitability. The primary reporting segment groups are the SMB Solutions group; the Enterprise Business Solutions group; and the Digital Commerce Solutions group.

The SMB Solutions group offers mailing equipment, financing, services and supplies for small and medium businesses to efficiently create mail and evidence postage. This group includes the North America Mailing and International Mailing segments. North America Mailing includes the operations of U.S. and Canada Mailing. International Mailing includes all other SMB operations around the world.

The Enterprise Business Solutions group includes the global Production Mail and Presort Services segments. Production Mail provides mailing and printing equipment and services for large enterprise clients to process mail. Presort Services provides sortation services to qualify large mail volumes for postal worksharing discounts.

The Digital Commerce Solutions group includes the Software Solutions and Global Ecommerce segments. Software Solutions provide customer engagement, customer information and location intelligence software. Global Ecommerce facilitates global cross-border ecommerce transactions and shipping solutions for businesses of all sizes.

The Other segment is comprised of the Imagitas marketing services business, which was sold on May 29, 2015.

SMB Solutions Group
($ millions)	Second Quarter
			Y/Y	Y/Y	Y/Y Ex Currency
Revenue	2016	2015	Reported	Ex Currency	& Market Exits*
North America Mailing	$322	$357	(10%)	(9%)	(9%)
International Mailing	106	111	(4%)	(3%)	0%
SMB Solutions Total	$428	$467	(8%)	(8%)	(7%)

EBIT
North America Mailing	$142	$159	(11%)
International Mailing	13	14	(10%)
SMB Solutions Total	$155	$174	(11%)
* Excluding $2.2 million related to the impacts of currency and adjusting prior year for $2.8 million related to the divested revenues resulting from the exit of direct operations in Mexico, South Africa and five markets in Asia.

North America Mailing

The business experienced temporary impacts from the enterprise business platform cutover in the U.S., and, as a result, the revenue rate of decline was greater than prior quarters. Equipment sales declined double digits and recurring revenue streams declined at a high single-digit rate. The equipment sales impact resulted principally from lost daily sales activity and productivity during the cutover period. The recurring revenue streams were impacted in part by financing fee waivers and lower supply purchases during this transition. The Company estimates that the North America Mailing segment revenue was unfavorably impacted by an estimated $15 million to $20 million, or 5 percentage points of growth, in the quarter due to this transition. Of this estimated amount, approximately two-thirds was attributed to equipment sales and one-third was attributed to the recurring revenue streams. EBIT margin was slightly lower than prior year due to the overall lower revenue.

International Mailing

Revenue trends compared to prior year continued to improve. Although reported revenue declined, when adjusted for both the impact of currency and market exits, revenue would have been flat to prior year. Equipment sales increased versus prior year most notably in France, Italy and Japan, in part due to improved sales productivity as disruption from go-to-market changes, especially in France, have subsided. The decline in recurring revenue streams was the lowest in seven quarters. EBIT margin declined versus the prior year primarily as a result of the mix of equipment sales.

Enterprise Business Solutions Group
($ millions)	Second Quarter
			Y/Y	Y/Y	Y/Y Ex Currency
Revenue	2016	2015	Reported	Ex Currency	& Market Exits*
Production Mail	$96	$98	(2%)	(2%)	1%
Presort Services	116	114	2%	2%	2%
Enterprise Business Total	$212	$212	0%	0%	1%

EBIT
Production Mail	$13	$10	29%
Presort Services	21	24	(10%)
Enterprise Business Total	$34	$34	2%
* Excluding $0.2 million related to the impacts of currency and adjusting prior year for $2.9 million related to the divested revenues resulting from the exit of direct operations in Mexico, South Africa and five markets in Asia

Production Mail

Equipment sales grew due to higher sorter equipment installations during the quarter. Support services and supplies revenue declined, in part, as a result of some in-house mailers shifting their mail processing to third party outsourcers and the recent market exits. EBIT margin improved from prior year driven by service delivery cost management initiatives.

Presort Services

Revenue benefited from the higher volume of First Class mail processed as well as expansion into new markets. This was partially offset by a decline in Standard mail volumes processed. EBIT margin declined versus the prior year primarily due to the USPS rate change and increased mail processing costs related to higher labor costs.

Digital Commerce Solutions Group
($ millions)	Second Quarter
			Y/Y	Y/Y
Revenue	2016	2015	Reported	Ex Currency
Software Solutions	$90	$99	(9%)	(7%)
Global Ecommerce	105	78	35%	36%
Digital Commerce Total	$196	$177	11%	12%

EBIT
Software Solutions	$10	$16	(37%)
Global Ecommerce	4	3	20%
Digital Commerce Total	$14	$19	(28%)

Software Solutions

Revenue declined due to lower licensing and data-related revenue versus the prior year. The Company has signed agreements with 2 global and 9 regional systems integrators as part of the continued focus on expanding the indirect channel. The Company continues to focus on improving sales efficiency to grow the pipeline of deals. EBIT margin declined as a result of the lower licensing revenue, which has a high margin.

Global Ecommerce

Results included a full quarter of Borderfree revenue as compared to one month in the prior year. Revenue benefited from strong growth in the UK marketplace and the launch of new retail storefronts. Outbound U.S. marketplace package shipments grew in the quarter despite the stronger U.S. dollar versus prior year.

When adding pre-acquisition Borderfree revenue back to the prior year, for comparative purposes, organic growth in the Cross-Border Ecommerce business grew 11 percent in the quarter, which is an improvement from the first quarter performance.

EBIT margin declined slightly versus the prior year due to the amortization of acquisition-related intangible costs and investments for growth. The Company remains on-track to achieve its cross border synergy run-rate objective by the end of the year. In addition, the higher-margin domestic shipping business was temporarily impacted by the new enterprise business platform cutover in the U.S.

Other
($ millions)	Second Quarter
			Y/Y	Y/Y
	2016	2015	Reported	Ex Currency
Revenue	$0	$25	NM	NM
EBIT	$0	$6	NM

The Other segment is comprised of the Imagitas marketing services business, which was sold in May 2015.

2016 Guidance

This guidance discusses future results, which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2015 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs. Revenue guidance is provided on a constant currency basis because the Company cannot reasonably predict the impact future changes in currency exchange rates will have on revenue. Additionally, the Company cannot provide GAAP EPS and GAAP cash from operations guidance due to the uncertainty of future potential restructurings, goodwill and asset write-downs, unusual tax settlements or payments and contributions to its pension funds, acquisitions, divestitures and other potential adjustments, which could (individually or in the aggregate) have a material impact on the Company’s performance. The Company’s guidance is based on an assumption that the global economy and foreign exchange markets in 2016 will not change significantly.

The Company expects improving trends in the business in the second half of the year as a result of actions taken to achieve its long term strategic initiatives. Based on year-to-date results, particularly in Software, along with the second quarter temporary impact in North America Mailing as a result of the new enterprise business platform cutover, the Company is adjusting its annual guidance.

The Company now expects, for the full year 2016:

  Revenue, on a constant currency basis, to be in the range of a 1 percent decline to 3 percent decline when compared to 2015.
  Adjusted EPS to be in the range of $1.75 to $1.82, excluding the year-to-date EPS charge of $0.13 related to restructuring, asset impairments, dispositions expense and discontinued operations.
  Free cash flow to be in the range of $400 million to $450 million.
  Annual tax rate in the range of 33 percent to 35 percent.

Therefore, for the second half of 2016 the Company expects:

  Revenue, on a constant currency basis, to be in the range of 2 percent growth to 2 percent decline when compared to 2015.
  Adjusted EPS to be in the range of $1.03 to $1.10.
  Free cash flow to be in the range of $254 million to $304 million.

To achieve improvement in the second half of the year as compared to the first half, the Company expects:

  The North America Mailing business to return to a more normalized level as the Company continues to make progress post the new enterprise business platform cutover.
  Enterprise Solutions Group to perform similar to the first half.
  Within Digital Commerce Solutions, Software license revenue growth is expected to improve as a result of the progress the Company is making in channel efficiency and channel partner engagement. Global Ecommerce, post the anniversary of the Borderfree acquisition, is expected to grow revenue double-digits in the second half, subject to no material changes in key currency valuations or any new material impacts from the Brexit decision or Canada Post labor negotiations. This will be driven by continued transaction volume growth, as well as the acquisition of new and expansion of existing retail clients.
  Adjusted EPS and free cash flow will benefit from the expected revenue improvements, reduced marketing and ERP expense from first half levels.
  Adjusted EPS will also benefit from the early benefits from the new enterprise business platform cost savings, particularly in the fourth quarter.
  Free cash flow will also benefit from the recovery of delayed billing and collections activity related to the enterprise business system cutover.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pb.com.

About Pitney Bowes

Pitney Bowes (NYSE:PBI), is a global technology company powering billions of transactions – physical and digital – in the connected and borderless world of commerce. Clients around the world, including 90 percent of the Fortune 500, rely on products, solutions and services from Pitney Bowes in the areas of customer information management, location intelligence, customer engagement, shipping, mailing, and global ecommerce. And with the innovative Pitney Bowes Commerce Cloud, clients can access the broad range of Pitney Bowes solutions, analytics, and APIs to drive commerce. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP).

The Company reports measures such as adjusted earnings before interest and taxes (EBIT) and Adjusted EPS and adjusted income from continuing operations to exclude the impact of special items like restructuring charges, tax adjustments, goodwill and asset write-downs, and costs related to recent dispositions and market exits. While these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period. Constant currency is calculated by converting our current quarter reported results using the prior year’s exchange rate for the comparable quarter. In addition, this quarter the Company reported the comparison of “revenue excluding the impact of currency and market exits” to prior year, which excludes the impact of changes in foreign currency exchange rates since the prior period and also excludes the revenues associated with the recent market exits in several smaller markets. This comparison allows an investor insight into the underlying revenue performance of the business and true operational performance from a comparable basis to prior period. A reconciliation of reported revenue to constant currency revenue, as well as reported revenue to “revenue excluding the impact of currency and market exits” can be found in the Company’s attached financial schedules.

The Company reports free cash flow in order to provide investors insight into the amount of cash that management could have available for other discretionary uses. Free cash flow adjusts GAAP cash from operations for capital expenditures, restructuring payments, unusual tax settlements, contributions to the Company’s pension fund and cash used for other special items. A reconciliation of GAAP cash from operations to free cash flow can be found in the Company’s attached financial schedules.

In addition, Management uses segment EBIT to measure profitability and performance at the segment level. Segment EBIT is determined by deducting from revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. A reconciliation of Segment EBIT to the Company’s total Net Income can be found in the Company’s attached financial schedules.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; the ability to protect the Company’s information technology systems against service interruptions, misappropriation of data, or breaches of security resulting from cyber-attacks or other events; management of outsourcing arrangements; the implementation of a new enterprise business platform; changes in business portfolio; the success of our investment in rebranding the Company; the risk of losing some of the Company’s larger clients in the Global Ecommerce segment; integrating newly acquired businesses, including operations and product and service offerings; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; increased customs and regulatory risks associated with cross-border transactions; and other factors beyond its control as more fully outlined in the Company's 2015 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three and six months ended June 30, 2016 and 2015, and consolidated balance sheets at June 30, 2016 and December 31, 2015 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Revenue:
Equipment sales	$152,641	$165,507	$312,002	$331,471
Supplies	65,274	70,636	137,325	144,004
Software	90,615	99,184	168,673	185,541
Rentals	102,869	111,312	206,959	225,309
Financing	91,609	101,437	189,032	207,067
Support services	131,418	139,237	259,678	278,795
Business services	201,460	193,578	406,806	399,385

Total revenue	835,886	880,891	1,680,475	1,771,572

Costs and expenses:
Cost of equipment sales	78,055	79,043	149,594	154,056
Cost of supplies	19,624	21,624	40,314	44,283
Cost of software	26,983	28,501	53,798	58,365
Cost of rentals	18,415	21,003	38,910	41,704
Financing interest expense	13,495	17,868	28,410	36,638
Cost of support services	74,742	81,507	149,991	165,106
Cost of business services	140,830	135,636	276,368	275,555
Selling, general and administrative	288,580	315,578	615,462	630,107
Research and development	34,513	28,492	61,081	54,540
Restructuring charges and asset impairments, net	26,076	14,350	33,009	14,269
Interest expense, net	20,799	20,971	40,100	45,035
Other expense (income), net	536	(93,135)	536	(93,135)

Total costs and expenses	742,648	671,438	1,487,573	1,426,523

Income from continuing operations before income taxes	93,238	209,453	192,902	345,049
Provision for income taxes	33,394	52,351	70,418	102,898

Income from continuing operations	59,844	157,102	122,484	242,151
Loss from discontinued operations, net of tax	(1,660)	(739)	(1,660)	(582)

Net income	58,184	156,363	120,824	241,569
Less: Preferred stock dividends attributable to noncontrolling interests	4,594	4,593	9,188	9,187

Net income - Pitney Bowes Inc.	$53,590	$151,770	$111,636	$232,382

Amounts attributable to common stockholders:
Net income from continuing operations	$55,250	$152,509	$113,296	$232,964
Loss from discontinued operations, net of tax	(1,660)	(739)	(1,660)	(582)

Net income - Pitney Bowes Inc.	$53,590	$151,770	$111,636	$232,382

Basic earnings per share attributable to common stockholders (1):
Continuing operations	$0.29	$0.76	$0.60	$1.16
Discontinued operations	(0.01)	-	(0.01)	-

Net income - Pitney Bowes Inc.	$0.29	$0.75	$0.59	$1.15

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	$0.29	$0.75	$0.59	$1.15
Discontinued operations	(0.01)	-	(0.01)	-

Net income - Pitney Bowes Inc.	$0.28	$0.75	$0.59	$1.15

Weighted-average shares used in diluted earnings per share	188,362,278	202,839,944	190,806,261	202,634,107
(1)	The sum of the earnings per share amounts may not equal the totals due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands, except share amounts)

	June 30,	December 31,
Assets	2016	2015 (1)
Current assets:
Cash and cash equivalents	$675,972	$650,557
Short-term investments	74,809	117,021
Accounts receivable, net	431,580	476,583
Short-term finance receivables, net	918,974	918,383
Inventories	110,960	88,824
Current income taxes	12,186	6,584
Other current assets and prepayments	61,039	67,400

Total current assets	2,285,520	2,325,352

Property, plant and equipment, net	309,491	330,088
Rental property and equipment, net	172,269	177,515
Long-term finance receivables, net	693,589	760,657
Goodwill	1,752,714	1,745,957
Intangible assets, net	172,785	187,378
Noncurrent income taxes	66,942	70,294
Other assets	510,267	525,891

Total assets	$5,963,577	$6,123,132

Liabilities, noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,345,653	$1,448,321
Current income taxes	7,235	16,620
Current portion of long-term debt and notes payable	470,058	461,085
Advance billings	308,728	353,025

Total current liabilities	2,131,674	2,279,051

Deferred taxes on income	212,607	205,668
Tax uncertainties and other income tax liabilities	69,803	68,429
Long-term debt	2,623,764	2,489,583
Other noncurrent liabilities	550,546	605,310

Total liabilities	5,588,394	5,648,041

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	1	1
Cumulative preference stock, no par value, $2.12 convertible	489	505
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	148,154	161,280
Retained earnings	5,196,194	5,155,537
Accumulated other comprehensive loss	(840,427)	(888,635)
Treasury stock, at cost	(4,748,936)	(4,573,305)

Total Pitney Bowes Inc. stockholders' equity	78,813	178,721

Total liabilities, noncontrolling interests and stockholders' equity	$5,963,577	$6,123,132
(1)	Certain prior year amounts have been revised for accounting rules that became effective January 1, 2016 and to conform to current year presentation.

Pitney Bowes Inc.
Business Segments - Revenue and EBIT
(Unaudited; in thousands)

	Three months ended June 30,			Six months ended June 30,
	2016	2015	% Change	2016	2015	% Change
Revenue

North America Mailing	$322,068	$356,791	(10%)	$671,794	$718,665	(7%)
International Mailing	106,338	110,610	(4%)	210,097	226,783	(7%)
Small & Medium Business Solutions	428,406	467,401	(8%)	881,891	945,448	(7%)

Production Mail	95,874	97,731	(2%)	183,299	197,234	(7%)
Presort Services	115,765	113,922	2%	243,161	235,453	3%
Enterprise Business Solutions	211,639	211,653	0%	426,460	432,687	(1%)

Software Solutions	90,464	99,041	(9%)	168,386	185,278	(9%)
Global Ecommerce	105,377	77,966	35%	203,738	153,352	33%
Digital Commerce Solutions	195,841	177,007	11%	372,124	338,630	10%

Other	-	24,830	(100%)	-	54,807	(100%)

Total revenue	$835,886	$880,891	(5%)	$1,680,475	$1,771,572	(5%)

EBIT (1)

North America Mailing	$142,227	$159,392	(11%)	$298,142	$323,057	(8%)
International Mailing	12,781	14,122	(9%)	24,632	25,846	(5%)
Small & Medium Business Solutions	155,008	173,514	(11%)	322,774	348,903	(7%)

Production Mail	12,914	10,028	29%	19,738	19,060	4%
Presort Services	21,214	23,544	(10%)	50,124	51,038	(2%)
Enterprise Business Solutions	34,128	33,572	2%	69,862	70,098	0%

Software Solutions	10,151	16,158	(37%)	7,579	20,291	(63%)
Global Ecommerce	3,674	3,056	20%	4,446	11,202	(60%)
Digital Commerce Solutions	13,825	19,214	(28%)	12,025	31,493	(62%)

Other	-	5,611	(100%)	-	10,569	(100%)

Segment EBIT	$202,961	$231,911	(12%)	$404,661	$461,063	(12%)

Reconciliation of segment EBIT to net income

Segment EBIT	$202,961	$231,911		$404,661	$461,063
Corporate expenses	(48,777)	(51,921)		(106,544)	(102,724)
Adjusted EBIT	154,184	179,990		298,117	358,339
Interest, net (2)	(34,294)	(38,839)		(68,510)	(81,673)
Restructuring charges and asset impairments, net	(26,076)	(14,350)		(33,009)	(14,269)
Other (expense) income, net	(536)	93,135		(536)	93,135
Acquisition/disposition related expenses	(40)	(10,483)		(3,160)	(10,483)
Income from continuing operations before income taxes	93,238	209,453		192,902	345,049
Provision for income taxes	(33,394)	(52,351)		(70,418)	(102,898)
Income from continuing operations	59,844	157,102		122,484	242,151
Loss from discontinued operations, net of tax	(1,660)	(739)		(1,660)	(582)
Net income	$58,184	$156,363		$120,824	$241,569
(1)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges and other items, which are not allocated to a particular business segment.

(2)	Includes financing interest expense and interest expense, net.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share amounts)

	Three months ended June 30,			Six months ended June 30,
	2016	2015	Y/Y Chg.	2016	2015	Y/Y Chg.

Reconciliation of reported revenue to revenue excluding currency and Market Exits
Revenue, as reported	$835,886	$880,891	(5%)	$1,680,475	$1,771,572	(5%)
Unfavorable impact on revenue due to currency	4,770	-	NM	14,721	-	NM
Revenue, excluding currency	840,656	880,891	(5%)	1,695,196	1,771,572	(4%)
Less: Revenue from Market Exits	-	5,717	(100%)	480	11,541	(96%)
Revenue, excluding currency and Market Exits	$840,656	$875,174	(4%)	$1,694,716	$1,760,031	(4%)

Reconciliation of reported net income to adjusted earnings
Net income	$58,184	$156,363		$120,824	$241,569
Loss from discontinued operations, net of tax	1,660	739		1,660	582
Restructuring charges and asset impairments, net	16,931	8,613		21,559	8,560
Loss (gain) on disposition of businesses	271	(88,429)		2,330	(88,429)
Transaction costs related to acquisitions and dispositions	93	6,105		209	6,105
Legal settlement	-	4,620		-	4,620
Acquisition/disposition related expenses	-	7,246		-	7,246
Income from continuing operations, after income taxes, as adjusted	77,139	95,257		146,582	180,253
Provision for income taxes, as adjusted	42,751	45,894		83,025	96,413
Income from continuing operations before income taxes, as adjusted	119,890	141,151		229,607	276,666
Interest, net	34,294	38,839		68,510	81,673
EBIT, as adjusted	154,184	179,990		298,117	358,339
Depreciation and amortization	45,238	42,657		89,538	85,153
EBITDA, as adjusted	$199,422	$222,647		$387,655	$443,492

Reconciliation of reported diluted earnings per share to adjusted diluted earnings per share from continuing operations
Diluted earnings per share	$0.28	$0.75		$0.59	$1.15
Loss from discontinued operations, net of tax	0.01	-		0.01	-
Restructuring charges and asset impairments, net	0.09	0.04		0.11	0.04
Loss (gain) on disposition of businesses	-	(0.44)		0.01	(0.44)
Transaction costs related to acquisitions and dispositions	-	0.03		-	0.03
Legal settlement	-	0.02		-	0.02
Acquisition/disposition related expenses	-	0.04		-	0.04
Diluted earnings per share from continuing operations, as adjusted	$0.39	$0.45		$0.72	$0.84

Note: The sum of the earnings per share amounts may not equal the totals due to rounding.

Reconciliation of reported net cash from operating activities to free cash flow, as adjusted
Net cash provided by operating activities	$95,221	$96,915		$153,587	$201,008
Capital expenditures	(30,855)	(45,498)		(71,359)	(89,612)
Restructuring payments	12,210	8,901		33,866	30,775
Pension contribution	-	-		36,731	-
Reserve account deposits	9,110	(1,387)		(7,143)	(21,464)
Payments related to investment divestiture	-	3,215		-	26,375
Acquisition/disposition related expenses	-	10,483		-	10,483
Cash transaction fees	146	11,116		335	11,116

Free cash flow, as adjusted	$85,832	$83,745		$146,017	$168,681

CONTACT:
Pitney Bowes
Editorial -
Bill Hughes, 203-351-6785
Chief Communications Officer
or
Financial -
Adam David, 203-351-7175
VP, Investor Relations